Exhibit 99.1

Lifetime Brands Announces Second Quarter 2010 Results

Consolidated EBITDA Increases 41.9% to $6.1 Million

Garden City, NY, August 5, 2010 -- Lifetime Brands, Inc. (NASDAQ: LCUT), North America's leading resource for nationally branded kitchenware, tabletop and home décor products, today announced its results for the second quarter ended June 30, 2010.

Consolidated net sales for the three months ended June 30, 2010 were $86.9 million, an increase of 1.9% compared to consolidated net sales of $85.3 million for the 2009 period. Net sales in the 2009 period included approximately $1.3 million of net sales into the going-out-of-business sale of a customer that was liquidated. Excluding those net sales, consolidated net sales increased approximately $2.9 million or 3.5% in the 2010 period. Net sales for the Wholesale Segment for the second quarter of 2010 were $81.5 million, as compared to net sales of $80.9 million for the 2009 period. Direct-to-Consumer Segment net sales increased to $5.4 million in the second quarter of 2010 from $4.4 million in the 2009 period.

Consolidated gross margin as a percentage of net sales for the three months ended June 30, 2010 increased to 39.1% from 37.7% in the 2009 period. Wholesale gross margin increased by 120 basis points to 37.2% from 36.0% in the 2009 period, due to more favorable product mix. Gross margin for the Direct-to-Consumer Segment decreased to 66.8% from 70.8%, largely as a result of increased promotional activity and free shipping in the second quarter of 2010.

Consolidated EBITDA for the second quarter of 2010 was $6.1 million, as compared to $4.3 million for the 2009 period. Consolidated EBITDA for the twelve months ended June 30, 2010 was $39.0 million, as compared to $20.5 million for the twelve months ended June 30, 2009. Consolidated EBITDA is a non-GAAP measure that the Company defines as net income (loss), adjusted to exclude undistributed earnings of Grupo Vasconia, interest, taxes, depreciation and amortization, restructuring expenses, stock compensation expense, and loss on early retirement of debt as shown in the table below.

Consolidated net loss for the quarter was $1.0 million, or $0.08 per diluted share, as compared to a consolidated net loss of $1.3 million, or $0.10 per diluted share, for the second quarter of 2009. During the 2010 quarter, the Company refinanced its bank debt and repurchased $50.9 million principal amount of its Convertible Senior Notes. This early retirement of debt resulted in a non-cash expense of $1.3 million (including income taxes). Excluding the effects of these transactions, the Company would have reported net income of $0.03 per diluted share.

Jeffrey Siegel, Chairman, Chief Executive Officer and President, commented, “Lifetime’s business during the quarter continued to improve, reflecting cautious optimism by retailers and stronger confidence among consumers.  Based on our current order flow, we expect these trends to continue during the second half of the year.

“The Company’s commitment to lower overall merchandise inventories by reducing the number of SKU’s and by shortening the period between procurement and sale is ongoing; however, in recent months, global trade conditions have resulted in longer lead times at factories in Asia and in shortages of containers and ships. To assure that we will have sufficient levels of merchandise on hand to fulfill customers’ orders in the third and fourth quarters, we temporarily accelerated the timing of our imports. Even with the accelerated inventory build, inventories of finished goods at June 30, 2010 declined to $111.8 million, as compared to $119.2 million at June 30, 2009.  We foresee carrying somewhat higher than normal inventory levels into the fourth quarter of 2010.

“As previously announced, we refinanced our bank credit facility and arranged financing to repay our Convertible Senior Notes. Together with our strong cash flow and the anticipated benefits of the continuation of our inventory reduction program, these new facilities provide us with sufficient liquidity to operate and grow our business.”

Second-Quarter 2010 Conference Call

Lifetime has scheduled a conference call for Thursday, August 5, 2010 at 11:00 a.m. ET to discuss its second-quarter 2010 results. The dial-in number for the call is 706-679-7464; the conference ID is #83823427. A live webcast of the call will be broadcast at the Company’s web site, www.lifetimebrands.com.

A replay of the call will also be available through Thursday, August 12, 2010 and can be accessed by dialing 706-645-9291, conference ID #83823427. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the site.

Non-GAAP Financial Measures

This earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company's on-going financial results and trends. Management uses this non-GAAP information as an indicator of business performance.

Forward-Looking Statements

In this press release, the use of the words “believe,” "could," "expect," "may," "positioned," "project," "projected," "should," "will," "would" or similar expressions is intended to identify forward-looking statements that represent the Company’s current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors. Such factors might include, among others, the Company’s ability to comply with the requirements of its credit agreement; the availability of funding under that credit agreement; the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt; changes in general economic conditions which could affect customer payment practices or consumer spending; the impact of changes in general economic conditions on the Company’s customers; changes in demand for the Company’s products; shortages of and price volatility for certain commodities; significant changes in the competitive environment and the effect of competition on the Company’s markets, including on the Company’s pricing policies, financing sources and an appropriate level of debt.

Lifetime Brands, Inc.

Lifetime Brands is North America’s leading resource for nationally branded kitchenware, tabletop and home décor products. The Company markets its products under many of the industry’s best known brands, including Farberware®, KitchenAid®, Pfaltzgraff®, Mikasa®, Cuisinart®, Calvin Klein®, CasaMōda®, Design for Living®, Gorham®, Hoffritz®, International® Silver, Kirk Stieff®, Nautica®, Pedrini®, Roshco®, Sabatier®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace® and Vasconia®. Lifetime’s products are distributed through most major retailers in North America.

Contacts:

Lifetime Brands, Inc.	Lippert/Heilshorn & assoc.
Laurence Winoker, Chief Financial Officer	Harriet Fried, SVP
516-203-3590	212-838-3777
investor.relations@lifetimebrands.com	hfried@lhai.com

LIFETIME BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net sales	$86,889	$85,334	$175,625	$175,548

Cost of sales	52,942	53,106	106,894	111,254
Distribution expenses	9,597	9,502	19,730	20,550
Selling, general and administrative expenses	21,828	21,955	43,952	45,522
Restructuring expenses	―	(663)	―	161

Income (loss) from operations	2,522	1,434	5,049	(1,939)

Interest expense	(2,644)	(2,894)	(5,073)	(5,767)
Loss on early retirement of debt	(764)	―	(764)	―

Loss before income taxes and equity in earnings of Grupo Vasconia, S.A.B.	(886)	(1,460)	(788)	(7,706)

Income tax provision	(573)	(281)	(612)	(416)
Equity in earnings of Grupo Vasconia, S.A.B., net of taxes	478	488	1,148	910

NET LOSS	$(981)	$(1,253)	$(252)	$(7,212)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.08)	$(0.10)	$(0.02)	$(0.60)

WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC AND DILUTED	12,027	11,997	12,021	11,993

LIFETIME BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$886	$682
Accounts receivable, less allowances of $13,532 at 2010 and $16,557 at 2009	52,609	61,552
Inventory	114,693	103,931
Prepaid expenses and other current assets	8,481	7,685
Prepaid income taxes	951	―
TOTAL CURRENT ASSETS	177,620	173,850

PROPERTY AND EQUIPMENT, net	38,955	41,623
INTANGIBLE ASSETS, net	37,281	37,641
INVESTMENT IN GRUPO VASCONIA, S.A.B.	21,155	20,338
OTHER ASSETS	4,673	3,271
TOTAL ASSETS	$279,684	$276,723

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Bank borrowings	$ ―	$24,601
Accounts payable	32,853	21,895
Accrued expenses	25,105	29,827
Deferred income tax liabilities	620	207
Income taxes payable	―	680
TOTAL CURRENT LIABILITIES	58,578	77,210

DEFERRED RENT & OTHER LONG-TERM LIABILITIES	20,664	20,527
DEFERRED INCOME TAXES	4,375	4,447
REVOLVING CREDIT FACILITY	58,828	―
TERM LOAN	10,000	―
4.75% CONVERTIBLE SENIOR NOTES	23,113	70,527

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, shares authorized: 25,000,000; shares issued and outstanding: 12,046,293 in 2010 and 12,015,273 in 2009	120	120
Paid-in capital	129,582	129,655
Accumulated deficit	(19,200)	(18,949)
Accumulated other comprehensive loss	(6,376)	(6,814)
TOTAL STOCKHOLDERS’ EQUITY	104,126	104,012
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$279,684	$276,723

LIFETIME BRANDS, INC.
Supplemental Information
 (In thousands)

Consolidated EBITDA – Cumulative Trailing Twelve Months

Consolidated EBITDA for the three months ended:
June 30, 2010	$ 6,117
March 31, 2010	5,728
December 31, 2009	15,558
September 30, 2009	11,611
Consolidated EBITDA – cumulative trailing twelve months	$39,014

Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months Ended
	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009
Net income (loss) reported	$ (981)	$ 729	$ 5,048	$ 4,879
Less: Undistributed earnings of Grupo Vasconia, S.A.B.	(82)	(670)	(534)	(703)
Add:
Provision for income taxes	573	39	1,311	153
Interest expense	2,644	2,429	4,124	3,294
Depreciation and amortization	2,458	2,542	3,214	2,770
Restructuring expenses	―	―	1,784	671
Stock compensation expense	741	659	611	547
Loss on early retirement of debt	764	―	―	―
Consolidated EBITDA	$6,117	$5,728	$15,558	$11,611

Three months ended June 30, 2009
Net loss reported	$ (1,253)
Less: Undistributed earnings of Grupo Vasconia, S.A.B.	(294)
Add:
Provision for income taxes	281
Interest expense	2,894
Depreciation and amortization	2,810
Restructuring expenses	(663)
Stock compensation expense	483
Consolidated EBITDA	$ 4,258

Net income per diluted share excluding the effect of early retirement of debt

Three months ended June 30, 2009
Net loss reported	$ (981)
Add:
Loss on early retirement of debt	764
Income tax expense related to early retirement of debt	530
Net income excluding the effect of early retirement of debt	$ 313
Diluted weighted average shares outstanding	12,027
Net income per diluted share excluding the effect of early retirement of debt	$ 0.03